Direct Dial: (215) 564-8115


                               December 14, 2000

Franklin Global Trust
777 Mariners Island Blvd.
San Mateo, CA 94403-7777

           Re:  LEGAL OPINION-SECURITIES ACT OF 1933

Ladies and Gentlemen:

           We have examined the Agreement and Declaration of Trust, as amended, (the "Declaration of Trust") of Franklin Global Trust (the "Trust"), a series business trust organized under the laws of the State of Delaware on September 26, 2000, the By-laws of the Trust, and the resolutions adopted by the Trust's Board of Trustees organizing the business of the Trust, all as amended to date, and the various pertinent proceedings we deem material. We have also examined the Notification of Registration and the Registration Statement filed under the Investment Company Act of 1940 (the "Investment Company Act") and the Securities Act of 1933 (the "Securities Act"), all as amended to date, as well as other items we deem material to this opinion.

           The Trust is authorized by its Declaration of Trust to issue an unlimited number of shares of beneficial interest with a par value of $0.01 per share and the Board of Trustees of the Trust has designated shares of the Franklin Global Aggressive Growth Fund and Franklin Global Growth Fund series of the Fund. The Declaration of Trust also empowers the Trustees to designate additional series or classes of shares and allocate to such series and classes.

           The Trust has filed with the U.S. Securities and Exchange Commission (the "Commission"), a Registration Statement under the Securities Act, which Registration Statement is deemed to register an indefinite number of shares of the Trust pursuant to the provisions of Section 24f and Rule 24f-2 under the Investment Company Act.

           You have also informed us that the shares of the Trust will be sold in accordance with the Trust's usual method of distributing its registered shares, under which prospectuses are made available for delivery to offerees and purchasers of such shares in accordance with Section 5(b) of the Securities Act.

           Based upon the foregoing information and examination, so long as the Trust remains a valid and subsisting trust under the laws of the State of Delaware, and the registration of an indefinite number of shares of the Trust remains effective, the authorized shares of the Trust when issued for the consideration set by the Board of Trustees pursuant to the Declaration of Trust, and subject to compliance with Rule 24f-2, will be legally outstanding, fully-paid, and non-assessable shares, and the holders of such shares will have all the rights provided for with respect to such holding by the Declaration of Trust and the laws of the State of Delaware.

           We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Trust, and any amendments thereto, covering the registration of the shares of the Trust under the Securities Act and the applications, registration statements or notice filings, and amendments thereto, filed in accordance with the securities laws of the several states in which shares of the Trust are offered, and we further consent to reference in the registration statement of the Trust to the fact that this opinion concerning the legality of the issue has been rendered by us.

                          Very truly yours,

                          STRADLEY, RONON, STEVENS & YOUNG, LLP


                          BY:  /S/ BRUCE G. LETO
                               Bruce G. Leto